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                                                                       EXHIBIT 5


                       [BAKER & BOTTS, L.L.P. LETTERHEAD]



                                                                 August 10, 1998



Baker Hughes Incorporated
3900 Essex Lane
Houston, Texas 77027

Gentlemen:

                  As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Baker Hughes Incorporated, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to 11,245,028 shares (the "Shares") of common stock of the Company, par value $1.00 per share (the "Common Stock"), we are passing upon certain legal matters in connection with the Common Stock for the Company. The Shares are to be issued upon the exercise of options ("Western Atlas Options") granted to certain employees of Western Atlas Inc. ("Western Atlas") under the Western Atlas Inc. 1993 Stock Incentive Plan, the Western Atlas Inc. Director Stock Option Plan, the Norand Corporation 1989 Stock Option Plan and the Norand Corporation Long-Term Performance Program (collectively, the "Plans") assumed by the Company pursuant to the terms and provisions of the Agreement and Plan of Merger dated as of May 10, 1998, as amended by an Amendment thereto dated as of July 22, 1998 (as amended, the "Merger Agreement"), among the Company, Baker Hughes Delaware I, Inc. and Western Atlas. At your request, we are furnishing this opinion to you for filing as Exhibit 5 to the Registration Statement.

                  In our capacity as your counsel in the connection referred to above, we have examined the Merger Agreement, the Plans, the Restated Certificate of Incorporation and Bylaws of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

                  Based on our examination as aforesaid, we are of the opinion that:

                  1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

                  2. When the required approval of the stockholders of the Company has been obtained as set forth in the Merger Agreement, upon the issuance by the Company of the



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Baker Hughes Incorporated                 -2-                    August 10, 1998




         Shares pursuant to the terms of the Merger Agreement and the Plans upon the exercise of Western Atlas Options, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             BAKER & BOTTS, L.L.P.